UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 3, 2017

F5 Networks, Inc.

(Exact name of registrant as specified in its charter)

Washington	000-26041	91-1714307
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 Elliott Avenue West
Seattle, WA	98119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (206) 272-5555

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On May 3, 2017, F5 Networks, Inc. (the “Company”) entered into an office lease agreement (the “Lease”) with Fifth & Columbia Investors, LLC (the “Landlord”), pursuant to which the Company will lease approximately 515,000 rentable square feet (the “Premises”) of an office building to be located at 801 Fifth Avenue, Seattle, Washington. The Premises will become the Company’s new corporate headquarters.

The term of the Lease is 14.5 years (the “Term”), commencing on the latter of (i) April 1, 2019 or (ii) 10 months after the substantial completion date of the construction of the Premises. The Company has the option to extend the Term for the Premises for up to three renewal terms of five years each, provided that the rent would be subject to market adjustment at the beginning of each renewal term.

Base rent payments due under the Lease for the Premises are expected to be approximately $359.5 million in the aggregate over the Term of the Lease. The Company is also responsible for certain other costs under the Lease, such as certain build-out expenses, operating expenses, taxes, assessments, insurance, and utilities.

The foregoing is a summary description of certain terms of the Lease and is qualified in its entirety by reference to the full text of the Lease, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

10.1	Office Lease Agreement between F5 Networks, Inc. and Fifth & Columbia Investors, LLC dated May 3, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F5 NETWORKS, INC. (Registrant)

Date: May 3, 2017	By:	/s/ François Locoh-Donou
François Locoh-Donou
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Office Lease Agreement between F5 Networks, Inc. and Fifth & Columbia Investors, LLC dated May 3, 2017